Exhibit 10.52

SEPARATION AND SEVERANCE AGREEMENT

This Separation and Severance Agreement (“Separation Agreement”) is made by and between The Active Network, Inc. (“Company”) and Matthew Landa (“Employee”) with respect to the following facts:

A. Employee is presently employed by Company as Chief Executive Officer and serves as a member of Company’s Board of Directors.

B. Employee and Company have mutually agreed that Employee’s employment with Company terminated effective Tuesday, April 30, 2013 at 1:00 p.m. (“Separation Date”) contingent upon the Company treating the separation as a termination without cause under the Retention Agreement dated August 17, 2005, by and between the Company and Employee, as amended.

C. The parties desire to settle all claims and issues that have, or could have been raised by Company or Employee in relation to Employee’s employment with Company and arising out of or in any way related to the acts, transactions or occurrences between Employee and Company to date, including, but not limited to, Employee’s employment with Company or the termination of that employment, on the terms set forth below.

THEREFORE, in consideration of the promises and mutual agreements hereinafter set forth, it is agreed by and between the undersigned as follows:

1. Severance Package. In exchange for the promises set forth herein, Company agrees to provide Employee with the following payments and benefits (“Severance Package”), to which Employee is not otherwise entitled. Employee acknowledges and agrees that this Severance Package constitutes adequate legal consideration for the promises and representations made by Employee in this Separation Agreement.

1.1 Severance Payment. Company agrees to provide Employee with a severance payment equal to twelve (12) months of Employee’s base salary, Five Hundred Twenty-Five Thousand Dollars ($525,000), less all applicable federal and state income and employment taxes (“Severance Payment”). The Severance Payment will be paid out in a lump sum within ten (10) days following the Effective Date of this Separation Agreement described below.

1.2 Continuation of Group Health Benefits. Provided that Employee elects to continue his group health care coverage pursuant to the applicable provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), and remains eligible for these benefits, Company agrees to reimburse Employee for the COBRA premiums required to continue the group health care coverage for Employee and those dependents of Employee who were enrolled as participants in Company’s group health care coverage as of the Separation date, for COBRA coverage through April 30, 2014. To the extent Employee becomes eligible for group health care coverage from a subsequent employer during this period, Company shall have no obligation to provide further reimbursement under this Agreement. Employee agrees that Employee will immediately notify Company within one week of becoming eligible for group health care coverage through another employer.

1.3 Prorated Bonus Payment. Employee acknowledges and agrees that Company’s Board of Directors has not approved a target bonus payout amount for Employee for the current fiscal year and that Employee is not entitled to any bonus payment. Notwithstanding the above, Company agrees to provide Employee with an amount equal to Employee’s proposed annual target bonus for 2013, with such bonus amount determined assuming that all of the performance objectives for such fiscal year have been attained, prorated for the current fiscal year, of One Hundred Ninety-Two Thousand Five Hundred Dollars ($192,500), less all applicable federal and state income and employment taxes (“Bonus Payment”). The Bonus Payment will be paid out to Employee within ten (10) days following the Effective Date of this Separation Agreement described below.

1.4 Acceleration of Vesting. Company shall cause the vesting and/or exercisability of each of Employee’s outstanding stock awards (that are specifically identified in Exhibit A hereto) (“Stock Awards”) to be automatically accelerated on the Effective Date as to the number of Stock Awards that would vest over the twelve (12) month period following the Separation Date had Employee remained continuously employed by Company during such period. All of Employee’s vested Stock Awards under this provision that are stock options shall remain exercisable by Employee for a period of twelve (12) months following the Separation Date, or if earlier upon the lapse of the maximum term of the stock option. Company shall be entitled to withhold applicable federal and state income and employment taxes related to the vesting contemplated by this Section 1.4 from amounts otherwise payable pursuant to Section 1.1 and Section 1.3 of this Separation Agreement.

1.5 Proposed 2013 Awards. Company shall issue fully-vested shares of Company’s common stock as set forth on Exhibit B (the “2013 Shares”). The 2013 Shares shall be settled within ten (10) days following the Effective Date (the “Settlement Date”). Company shall be entitled to withhold applicable federal and state income and employment taxes related to the issuance of common stock contemplated by this Section 1.5 from amounts otherwise payable pursuant to Section 1.1 and Section 1.3 of this Separation Agreement.

2. Mutual General Release.

2.1 Employee unconditionally, irrevocably and absolutely releases and discharges Company, and any parent or subsidiary corporations, divisions or affiliated corporations, partnerships or other affiliated entities of the foregoing, past and present, as well as their respective employees, officers, directors, shareholders, agents, successors and assigns (collectively, “Company Released Parties”), from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Company, the termination of Employee’s employment, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Company, and the termination of employment with Company. This release is intended to have the broadest possible application and includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims, including, as applicable, but not limited to alleged violations of the California Labor Code, the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, the Family Medical Leave Act, the California Family Rights Act, the Americans with Disabilities Act, and all claims for attorneys’ fees, costs and expenses.

2.2 Employee expressly waives Employee’s right to recovery of any type, including damages or reinstatement, in any administrative or court action, whether state or federal, and whether brought by Employee or on Employee’s behalf, related in any way to the matters released herein.

2.3 Company unconditionally, irrevocably and absolutely releases and discharges Employee from all claims related in any way to the transactions or occurrences between them to date, to the fullest extent permitted by law, including, but not limited to, Employee’s employment with Company, and all other losses, liabilities, claims, charges, demands and causes of action, known or unknown, suspected or unsuspected, arising directly or indirectly out of or in any way connected with Employee’s employment with Company, and the termination of employment with Company. This release includes, but is not limited to, any tort, contract, common law, constitutional or other statutory claims and all claims for attorneys’ fees, costs and expenses. Provided, however, this release is not intended to release any claims or causes of action against Employee that are based on fraud, breach of fiduciary duty, violation of any Security and Exchange Commission rules or regulations, or breach of the duty of loyalty, whether known or unknown, suspected or unsuspected, arising out of Employees’ employment or services as an officer or director of Company.

2.4 The parties acknowledge that this general release is not intended to bar any claims that, by statute, may not be waived, such as Employee’s right to file a charge with the National Labor Relations Board or Equal Employment Opportunity Commission and other similar government agencies, claims for statutory indemnity, workers’ compensation benefits or unemployment insurance benefits, as applicable. This release does not extend to any severance or other obligations due Employee under this Agreement or to Employee’s vested rights and benefits under the Company’s benefit plans in accordance with the terms of such plans. Nothing in this Agreement waives Employee’s rights to indemnification or any payments under any fiduciary insurance policy, if any, provided by any act or agreement of the Company, state or federal law or policy of insurance.

2.5 The parties acknowledge that they may discover facts or law different from, or in addition to, the facts or law that they know or believe to be true with respect to the claims released in this Separation Agreement and agrees, nonetheless, that this Separation Agreement and the releases contained in it shall be and remain effective in all respects notwithstanding such different or additional facts or the discovery of them.

2.6 The parties declare and represent that they each intend this Separation Agreement to be complete and not subject to any claim of mistake, and that the release herein expresses a full and complete release and they each intend the release herein to be final and complete. The parties execute this release with the full knowledge that this release covers all possible claims against Company, the other Company Released Parties and Employee, to the fullest extent permitted by law.

3. California Civil Code Section 1542 Waiver. The parties expressly acknowledge and agree that all rights under Section 1542 of the California Civil Code are expressly waived. That section provides:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

The parties waive any right which each have or may have under 1542 to the full extent they may lawfully waive such rights pertaining to this general release of claims.

4. Representation Concerning Filing of Legal Actions. Company and Employee represent that, as of the date of this Separation Agreement, neither has filed any lawsuits, charges, complaints, petitions, claims or other accusatory pleadings against each other or that Employee has against the Company Released Parties, in any court or with any governmental agency, related to the matters released in this Separation Agreement.

5. Nondisparagement. Employee agrees that Employee will not make any voluntary statements, written or oral, or cause or encourage others to make any statements that defame, disparage or in any way criticize the personal and/or business reputations, practices or conduct of Company or any of the other Company Released Parties.

6. Continuing Obligations under Securities Law.

6.1 Employee acknowledges that Employee continues to be subject to Company’s Insider Trading policy and agrees that if Employee is aware of material nonpublic information about Company at the Separation Date, Employee agrees not to trade in securities of Company or disclose material nonpublic information about Company to a third party other than on a need-to-know basis, until that information has become public or is no longer material.

6.2 Employee acknowledges that after the Separation Date Employee may continue to be subject to Section 16 of the Securities Exchange Act of 1934 (“Section 16”) and agrees to comply with the requirements of Section 16.

6.3 Employee acknowledges that Employee may continue to be an “affiliate” for purposes of federal securities law and agrees to sell Company stock in compliance with restrictions imposed by Rule 144 of the Securities Act of 1933.

7. Intentionally omitted.

8. Return of Company Property. Employee understands and agrees that as a condition of receiving the Severance Package, all Company property must be returned to Company. By signing this Separation Agreement, Employee represents that by the Settlement Date, Employee will have returned all Company property, data and information belonging to Company, including all code and computer programs, and information of whatever nature, as well as any other materials, keys, passcodes, access cards, credit cards, computers, documents or information, including but not limited to confidential information in Employee’s possession or control; provided, however, that Employee shall be permitted to retain his laptop computer and mobile phone once both such devices have been scrubbed clean of Company proprietary information by the Company’s information technology department. Further, Employee represents that Employee has retained no copies thereof, including electronic copies and agrees that Employee will not use or disclose to others any confidential or proprietary information of Company.

9. Resignation as Chief Executive Officer. Employee hereby resigns Employee’s position as Company’s Chief Executive Officer and all other employee and officer positions of Company, including other employee, officer and director positions of its subsidiaries and affiliates and to take such other actions, if any, as may be necessary to immediately effect such resignations. For the sake of clarity, Employee does not resign from his position as a member of the Company’s Board of Directors.

10. Confidentiality. Employee agrees to keep the terms of this Separation Agreement confidential, except that Employee may confidentially disclose the fact and terms of this Separation Agreement to Employee’s immediate family and attorneys or accountant, if any, as needed for legal or tax advice, but in no event may Employee discuss this Separation Agreement or its terms with any current, former or prospective employee of Company, until such time as this Separation Agreement or the material terms hereof are publicly disclosed by the Company.

10.1 Nothing in this Separation Agreement shall prohibit either party from making truthful statements in any legal proceedings or as otherwise required by law.

10.2 Employee further agrees to comply with the continuing obligations set forth in the surviving provisions of Company’s Employee Proprietary Information and Inventions Agreement and any other agreement relating to the Company’s confidential information previously signed by Employee, including, but not limited to, any provision regarding non-solicitation of employees.

11. Affirmation. Employee affirms that other than the Severance and Bonus Payments referenced herein, Employee has been paid all compensation, wages, bonuses, and commissions due, and has been provided all leaves (paid or unpaid) and benefits to which Employee may be entitled. Employee further affirms that the Severance Package referenced herein is provided to Employee in lieu of any other severance payments or benefits.

12. No Admissions. By entering into this Separation Agreement, Company, the other Company Released Parties and Employee make no admission that they have engaged, or are now engaging, in any unlawful conduct. The parties understand and acknowledge that this Separation Agreement is not an admission of liability and shall not be used or construed as such in any legal or administrative proceeding.

13. Acknowledgement. By signing this Separation Agreement, Employee acknowledges that (a) Employee has read and understands the terms of this Separation Agreement; (b) Employee has obtained and considered such legal counsel as Employee deems necessary; and (c) Employee enters this Separation Agreement freely, knowingly and voluntarily. This Separation Agreement shall become effective and enforceable on the day executed by both Employee and the Company (the “Effective Date”).

14. Future Cooperation. Employee agrees to cooperate reasonably with Company, its successors, and all Company affiliates (including Company’s outside counsel) in connection with the contemplation, prosecution and defense of all phases of existing, past and future litigation, regulatory or administrative actions about which Company reasonably believes Employee may have knowledge or information. Employee further agrees to make himself available at mutually convenient times during regular business hours as reasonably deemed necessary by Company’s counsel. Company shall not utilize this Section to require Employee to make himself available to an extent that it would unreasonably interfere with employment responsibilities that he may have, and shall reimburse Employee for any pre-approved reasonable business travel expenses that he incurs on Company’s behalf as a result of this Section, after receipt of appropriate documentation consistent with Company’s business expense reimbursement policy. Employee agrees to appear without the necessity of a subpoena to testify truthfully in any legal proceedings in which Company calls him as a witness.

Employee further agrees that he shall not voluntarily provide information to or otherwise cooperate with any individual or private entity that is contemplating or pursuing litigation or any type of action or claim against Company, its successors or affiliates, or any of their current or former officers, directors, employees, agents or representatives, except as required by law or regulation.

15. Severability. In the event any provision of this Separation Agreement shall be found unenforceable, the unenforceable provision shall be deemed deleted and the validity and enforceability of the remaining provisions shall not be affected thereby.

16. Full Defense. This Separation Agreement may be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be prosecuted, instituted or attempted by either of the parties in breach hereof.

17. Applicable Law. The validity, interpretation and performance of this Separation Agreement shall be construed and interpreted according to the laws of the United States of America and the State of California.

18. Entire Agreement; Modification. This Separation Agreement, including the surviving provisions of Company’s Employee Proprietary Information and Inventions Agreement previously signed by Employee and Exhibits A and B, is intended to be the entire agreement between the parties and supersedes and cancels any and all other and prior agreements, written or oral, between the parties regarding this subject matter. This Separation Agreement may be amended only by a written instrument executed by all parties hereto.

[Remainder of Page Left Intentionally Blank]

THE PARTIES TO THIS SEPARATION AGREEMENT HAVE READ THE FOREGOING SEPARATION AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS SEPARATION AGREEMENT ON THE DATES SHOWN BELOW.

Dated: May 21, 2013	By:	/s/ Matthew Landa
Matthew Landa

The Active Network, Inc.

Dated: May 21, 2013	By:	/s/ Bruns Grayson
	Name:	Bruns Grayson
	Title:	Director

[Signature Page to Separation and Severance Agreement]

EXHIBIT A

Stock Awards

Grant	Number of Unvested Shares with Vesting Acceleration
20412570	11,693	*
20412571	6,642
20412954	3,172
20412955	66,828
MP000002	41,316

Total	129,651

*	These shares previously acquired by Employee upon the early exercise of options set forth on Schedule A under Company’s 2002 Stock Option/Stock Issuance Plan.

Grant	Number of Unvested RSUs with Vesting Acceleration
20413803	12,491
20413820	31,919	*

Total	44,410

*	Performance-Based Restricted Stock Unit.

[Exhibit A]

EXHIBIT B

2013 Shares

Number of Shares of Common Stock
253,245

[Exhibit B]